Exhibit 16.1

October 13, 2003

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

Dear Sir or Madam:

We have read Item 4 of Form 8-K dated September 4, 2003, of 99 Cent Stuff, Inc. and are in agreement with the statements contained in the first through fifth paragraphs on page 2 therein.

We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Caldwell Becker Dervin Petrick & Co. LLP